Exhibit 23.4

June 6, 2005

CONSENT OF OSTROWSKI & COMPANY, INC.

     We hereby consent to the inclusion of our opinion letter dated April 12, 2005 to the Board of Directors of Cornerstone Bancorp, Inc. in the Registration Statement of NewAlliance Bancshares, Inc. dated on or about June 6, 2005 (the “Registration Statement”), relating to the proposed merger of Cornerstone Bancorp, Inc. and NewAlliance Bancshares, Inc., and to the references to such opinion therein. We also consent to the inclusion of the discussion of such opinion under the caption “Fairness Opinion of Ostrowski & Company, Inc.” in the Registration Statement.

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     /s/ OSTROWSKI & COMPANY, INC.

     OSTROWSKI & COMPANY, INC.